Exhibit 99.4

Contacts:
HemoSense, Inc.	Lippert/Heilshorn & Associates
Gordon Sangster, V.P. Finance & Chief Financial Officer gsangster@hemosense.com (408) 240-3794	Don Markley or Brandi Floberg bfloberg@lhai.com (310) 691-7100

HEMOSENSE SIGNS $8 MILLION SENIOR LOAN FINANCING AGREEMENT

Expands Existing Loan Agreement with Lighthouse Capital Partners

SAN JOSE, Calif. (December 7, 2006) – HemoSense, Inc. (AMEX: HEM) today announced that it has signed an $8 million extension in senior loan financing by expanding an existing growth capital agreement with Lighthouse Capital Partners. The original loan agreement with Lighthouse Capital Partners was initiated in early 2004, prior to the Company’s IPO in June 2005. Under this new financing commitment, HemoSense has drawn down $5 million for working capital purposes.

“We have enjoyed a strong working relationship with Lighthouse Capital Partners, and are pleased that they maintain confidence in our technology and the market opportunity,” said Jim Merselis, President and CEO of HemoSense. “We intend to use this working capital to continue to expand operations and develop the market for our INRatio® blood coagulation monitoring system.”

About HemoSense

HemoSense develops, manufactures and markets easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio system, used by healthcare professionals and patients themselves, consists of a small monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, the statements regarding the Company’s ability to expand operations and develop the market for the INRatio system are forward looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties which may cause the actual results to differ materially from the statements contained herein. Further information on the Company’s business and risk factors are detailed in its filings with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2006 filed on August 11, 2006. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.

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